CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER RESULTS
Company Reports Sales Growth of 15% and Growth in Diluted EPS(1) of 26%
BLOOMFIELD HILLS, Michigan, April 26, 2012 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2012. The Company reported record first quarter net sales from continuing operations of $297.6 million, an increase of 15.1% compared to first quarter 2011. First quarter 2012 diluted earnings per share from continuing operations attributable to TriMas Corporation(1) was $0.36, as compared to $0.31 during first quarter 2011. Excluding Special Items(1), first quarter 2012 diluted earnings per share from continuing operations would have been $0.39, a 25.8% improvement from first quarter 2011.
TriMas Highlights

•
Reported record first quarter 2012 net sales of $297.6 million, an increase of 15.1% as compared to first quarter 2011, due to the successful execution of numerous growth initiatives and the positive results from bolt-on acquisitions.

•	Broadened the Packaging product portfolio to include additional specialty foamers, pumps, sprayers and other packaging solutions via the acquisition of 70% of Arminak & Associates.

•	Won more than $10 million in new specialty dispensing systems product awards with Packaging customers, as a result of providing innovative customer solutions on a global scale.

•
Increased market share of specialty bolts and engineered products due to additional capabilities as a result of the South Texas Bolt & Fitting acquisition in 2010 and enhanced competencies of Energy's global branch network.

•	Increased sales and backlog in aerospace business, and achieved significant productivity gains due to the implementation of additional process automation.

•	Continued to invest in flexible manufacturing footprint to reduce costs long-term, increase productivity, enhance customer service and drive future growth.

"2012 is off to a solid start as we build upon the positive momentum of the past year," said David Wathen, TriMas President and Chief Executive Officer. "We achieved sales growth of 15.1% during the first quarter, resulting from successful execution of our strategic growth initiatives including bolt-on acquisitions, product innovation, market share gains and geographic expansion. While demand levels started the quarter slowly across several businesses, we saw significantly improved order and shipment levels late in the quarter."

Wathen continued, "Our disciplined investment in our growth initiatives, including our commitment to emerging markets, will continue to be funded by the savings generated from our productivity and lean programs. Our investments in organic growth, as well as our recent acquisitions, are generating positive results. We are also investing for the future as we leverage and expand our footprint to not only reduce our costs in the long-term, but also secure additional business and better serve our global customers. During the quarter, we generated $0.39 in diluted earnings per share from continuing operations(1), a 25.8% improvement from first quarter 2011, while significantly investing in our future and absorbing incremental costs related to the acquisition of Arminak."

"Looking forward, we continue to expect economic uncertainty and choppy end market demand. We reaffirm our previous 2012 outlook and expect to deliver continued strong results in line with our strategic aspirations. We are estimating 2012 top-line growth of 7% to 10% compared to 2011. We expect full-year 2012 diluted earnings per share from continuing operations to range between $1.75 and $1.85 per share, excluding Special Items. We continue to be confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow," Wathen concluded.

First Quarter Financial Results - From Continuing Operations

•
TriMas reported record first quarter net sales of $297.6 million, an increase of 15.1% as compared to $258.6 million in first quarter 2011. During first quarter, net sales increased in the Packaging, Energy, Engineered Components and Cequent Asia Pacific segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions, geographic expansion and general economic improvement as compared to first quarter 2011.

•
The Company reported operating profit of $28.7 million in first quarter 2012. Excluding Special Items(1), first quarter 2012 operating profit would have been $30.4 million, as compared to $28.4 million during first quarter 2011, primarily as a result of higher sales levels. First quarter 2012 operating profit margin was unfavorably impacted by a sales mix shift, as reportable segments with lower margins, Energy and Engineered Components, comprised a greater percentage of sales in first quarter 2012, as well as purchase accounting adjustments for the first quarter 2012 Arminak acquisition and increased selling, general and administrative expenses related to acquisitions and in support of growth initiatives.The Company continued to generate significant savings from productivity and lean initiatives that funded investment in growth initiatives and offset economic cost increases.

•
Excluding noncontrolling interests related to Arminak, first quarter 2012 income from continuing operations was $12.5 million(1), or $0.36 per diluted share, compared to income from continuing operations of $10.7 million, or $0.31 per diluted share, during first quarter 2011. Excluding Special Items(1), first quarter 2012 income from continuing operations would have been $13.6 million, or $0.39 per diluted share, a 25.8% improvement from first quarter 2011.

•
The Company reported a Free Cash Flow use (defined as Cash Flow from Operating Activities less Capital Expenditures) of $50.8 million for first quarter 2012, compared to a use of $33.8 million in first quarter 2011. The Company expects to generate between $40 million and $50 million in Free Cash Flow for 2012.

Financial Position
At quarter end, TriMas reported total indebtedness of $499.1 million as of March 31, 2012, as compared to $469.9 million as of December 31, 2011, and $495.6 million as of March 31, 2011. TriMas ended the first quarter with $165.3 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations(2)
Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)
Net sales for first quarter increased 23.7% compared to the year ago period as a result of the Innovative Molding acquisition completed in August 2011 and the Arminak acquisition completed in February 2012. This sales increase was partially offset by a decrease in industrial closure product sales, primarily due to North American and European customers' management of inventory levels in response to the economic uncertainty, and unfavorable currency exchange. Specialty systems product sales, not related to the acquisitions, were relatively flat compared to the prior year. Operating profit and the related margin percentage for the quarter decreased primarily due to the effect of purchase accounting adjustments and incremental selling, general and administrative costs related to the acquisitions. Margin was further impacted by a less favorable product sales mix in the quarter as Innovative Molding and Arminak products had lower margins than the remainder of the Packaging business. The Company continues to develop specialty dispensing and closure applications for growing end markets, including pharmaceutical, personal care, nutrition and food/beverage, and expand into complementary products.
Energy - (Consists of Lamons)
First quarter net sales increased 23.5% compared to the year ago period due to continued market share gains within our highly-engineered bolt product line and additional sales generated by our newer branches. This segment also benefited from higher levels of turnaround activity at refineries and petrochemical plants, and increased activity with upstream/midstream customers. Operating profit for the quarter increased primarily due to leverage gained by higher sales levels, partially offset by a less favorable product mix, increased sales at newer branches, which typically have lower margins due to more aggressive market pricing and additional launch costs, and higher selling, general and administrative costs in support of branch expansion. The Company continues to grow its sales and service branch network in support of its global customers.
Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)
Net sales for the first quarter decreased 3.5% compared to the year ago period, as improved demand for blind bolts and temporary fasteners from aerospace distribution customers resulting from new programs with airplane frame manufacturers was more than offset by significantly lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the new U.S. Army's shell manufacturing facility. First quarter operating profit and the related margin percentage increased primarily due to the fact that the aerospace product sales comprised a larger percentage of the total sales for this segment, with aerospace products yielding significantly higher margins than the defense facility relocation contract. In addition, the aerospace business benefited from productivity and manufacturing efficiency gains and lower selling, general and administrative expenses. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as expanding its offerings to military and defense customers.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
First quarter net sales increased 34.3% compared to the year ago period due to increased demand for industrial cylinders and market share gains with global customers. Sales of engines, gas compression products and other well-site content also increased due to improved levels of oil drilling activity as compared to 2011 and the successful introduction of additional products for the well-site. First quarter operating profit and the related margin percentage improved compared to the prior year period primarily due to higher sales levels, a more favorable product sales mix within the industrial cylinder business and higher operating leverage, which were partially offset by higher selling, general and administrative expenses in support of sales growth initiatives. The Company continues to develop new products and expand its international sales efforts.
Cequent Asia Pacific - (Consists of Cequent operations in Australia, Thailand and South Africa)
Net sales for first quarter increased 42.4% compared to the year ago period, due to new business awards in Thailand and Australia, the fourth quarter 2011 acquisition in South Africa and the favorable impact of currency exchange. The sales growth experienced is also due to improved demand following the vehicle supply disruptions resulting from the natural disasters in the region in late 2010 and early 2011. First quarter operating profit increased primarily as a result of higher sales volumes, productivity projects, sourcing gains and favorable currency exchange, which were partially offset by higher selling, general and administrative expenses primarily in support of growth initiatives and costs incurred related to a consolidation of manufacturing facilities. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in expanding markets.
Cequent North America - (Consists of Cequent Performance Products and Cequent Consumer Products)
Net sales for first quarter decreased 1.5% compared to the year ago period, resulting primarily from a sales decrease within our retail channel due to a one-time stocking order for a significant customer in the first quarter of 2011 that did not recur in 2012. First quarter operating profit decreased compared to first quarter 2011 due to lower sales levels within our retail channel, costs incurred to relocate certain production to lower cost countries, and increased selling, general and administrative costs, primarily in support of growth initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital, and leverage Cequent's strong brand positions and new products for increased market share.
2012 Outlook
The Company reaffirmed its expectations for full-year 2012. The Company expects 2012 sales to increase 7% to 10% compared to 2011, and diluted earnings per share (EPS) from continuing operations attributable to TriMas Corporation to be between $1.75 and $1.85 per share, excluding any events that may be considered Special Items. In addition, the Company expects 2012 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $40 million and $50 million.
Conference Call Information
TriMas Corporation will host its first quarter 2012 earnings conference call today, Thursday, April 26, 2012, at 10:00 a.m. ET. The call-in number is (888) 208-1815. Participants should request to be connected to the TriMas Corporation first quarter 2012 earnings conference call (Conference ID #2849962). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #2849962) beginning April 26, 2012 at 3:00 p.m. ET through May 3, 2012 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,100 employees at more than 60 different facilities in 15 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I provides income and diluted earnings per share from continuing operations attributable to TriMas Corporation. The Company acquired 70% of Arminak & Associates on February 24, 2012. Appendix I also details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP, but that management considers important in evaluating the Company's performance, including the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	March 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$14,960	$88,920
Receivables, net	179,820	135,610
Inventories	198,500	178,030
Deferred income taxes	18,510	18,510
Prepaid expenses and other current assets	13,390	10,620
Total current assets	425,180	431,690
Property and equipment, net	165,900	159,210
Goodwill	251,330	215,360
Other intangibles, net	201,540	155,670
Other assets	23,310	24,610
Total assets	$1,067,260	$986,540
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$12,980	$7,290
Accounts payable	144,580	146,930
Accrued liabilities	71,910	70,140
Total current liabilities	229,470	224,360
Long-term debt	486,160	462,610
Deferred income taxes	65,370	64,780
Other long-term liabilities	62,690	61,000
Total liabilities	843,690	812,750
Redeemable noncontrolling interest	25,390	—
Total shareholders' equity	198,180	173,790
Total liabilities and shareholders' equity	$1,067,260	$986,540

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
Net sales	$297,570	$258,560
Cost of sales	(218,660)	(186,740)
Gross profit	78,910	71,820
Selling, general and administrative expenses	(50,470)	(43,540)
Net gain on dispositions of property and equipment	300	70
Operating profit	28,740	28,350
Other expense, net:
Interest expense	(10,670)	(12,020)
Other expense, net	(1,640)	(1,160)
Other expense, net	(12,310)	(13,180)
Income from continuing operations before income tax expense	16,430	15,170
Income tax expense	(4,180)	(4,480)
Income from continuing operations	12,250	10,690
Income from discontinued operations, net of income tax expense	—	1,060
Net income	$12,250	$11,750
Less: Net loss attributable to noncontrolling interests	(240)	—
Net income attributable to TriMas Corporation	12,490	11,750
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.36	$0.32
Discontinued operations	—	0.03
Net income per share	$0.36	$0.35
Weighted average common shares—basic	34,592,267	33,913,610
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.36	$0.31
Discontinued operations	—	0.03
Net income per share	$0.36	$0.34
Weighted average common shares—diluted	35,027,899	34,599,076

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$12,250	$11,750
Adjustments to reconcile net income to net cash used for operating activities, net of acquisition impact:
Gain on dispositions of property and equipment	(300)	(60)
Depreciation	6,450	6,230
Amortization of intangible assets	4,200	3,500
Amortization of debt issue costs	910	760
Deferred income taxes	670	9,530
Non-cash compensation expense	1,410	860
Excess tax benefits from stock based compensation	(1,770)	(1,510)
Increase in receivables	(33,260)	(41,710)
Increase in inventories	(15,040)	(2,760)
Increase in prepaid expenses and other assets	(1,000)	(3,240)
Decrease in accounts payable and accrued liabilities	(15,550)	(11,550)
Other, net	1,630	1,200
Net cash used for operating activities, net of acquisition impact	(39,400)	(27,000)
Cash Flows from Investing Activities:
Capital expenditures	(11,370)	(6,810)
Acquisition of businesses, net of cash acquired	(59,190)	—
Net proceeds from disposition of assets	320	500
Net cash used for investing activities	(70,240)	(6,310)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	36,420	1,530
Repayments of borrowings on term loan facilities	(31,010)	(650)
Proceeds from borrowings on revolving credit facilities and accounts receivable facility	180,000	135,700
Repayments of borrowings on revolving credit facilities and accounts receivable facility	(156,000)	(135,700)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(990)	(720)
Proceeds from exercise of stock options	5,490	180
Excess tax benefits from stock based compensation	1,770	1,510
Net cash provided by financing activities	35,680	1,850
Cash and Cash Equivalents:
Decrease for the period	(73,960)	(31,460)
At beginning of period	88,920	46,370
At end of period	$14,960	$14,910
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,080	$4,730
Cash paid for taxes	$8,050	$2,600

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2012	2011
Packaging
Net sales	$54,310	$43,900
Operating profit	$9,890	$11,830

Energy
Net sales	$50,590	$40,950
Operating profit	$6,390	$5,340

Aerospace & Defense
Net sales	$17,860	$18,500
Operating profit	$4,860	$3,720

Engineered Components
Net sales	$49,680	$37,000
Operating profit	$7,710	$4,650

Cequent Asia Pacific
Net sales	$28,200	$19,810
Operating profit	$3,040	$2,530
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$720	$—
Excluding Special Items, operating profit would have been	$3,760	$2,530

Cequent North America
Net sales	$96,930	$98,400
Operating profit	$4,160	$6,680
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$950	$—
Excluding Special Items, operating profit would have been	$5,110	$6,680

Corporate Expenses
Operating loss	$(7,310)	$(6,400)

Total Company
Net sales	$297,570	$258,560
Operating profit	$28,740	$28,350
Total Special Items to consider in evaluating operating profit:	$1,670	$—
Excluding Special Items, operating profit would have been	$30,410	$28,350

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
Income from continuing operations, as reported	$12,250	$10,690
Less: Net loss attributable to noncontrolling interests	(240)	—
Income from continuing operations attributable to TriMas Corporation	12,490	10,690
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	1,120	—
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$13,610	$10,690

	Three months ended March 31,
	2012	2011
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.36	$0.31
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.03	—
Excluding Special Items, EPS from continuing operations would have been	$0.39	$0.31
Weighted-average shares outstanding for the three months ended March 31, 2012 and 2011	35,027,899	34,599,076

	Three months ended March 31,
	2012	2011
Operating profit from continuing operations, as reported	$28,740	$28,350
Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	1,670	—
Excluding Special Items, operating profit from continuing operations would have been	$30,410	$28,350